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                                                                          Exhibit 99(f)

                        System Energy Resources, Inc.
         Computation of Ratios of Earnings to Fixed Charges and
                     Ratios of Earnings to Fixed Charges


                                                                                                           Sept
                                                    1993       1994       1995       1996       1997       1998

Fixed charges, as defined:
  Total Interest                                    190,938    176,504    151,512    143,720    128,653    120,277
  Interest applicable to rentals                      6,790      7,546      6,475      6,223      6,065      4,817
                                                   ---------------------------------------------------------------

Total fixed charges, as defined                    $197,728   $184,050   $157,987   $149,943   $134,718   $125,094
                                                   ===============================================================

Earnings as defined:
  Net Income                                        $93,927     $5,407    $93,039    $98,668   $102,295   $103,913
  Add:
    Provision for income taxes:
      Total                                          78,552     36,838     75,493     82,121     74,654     76,858
    Fixed charges as above                          197,728    184,050    157,987    149,943    134,718    125,094
                                                   ---------------------------------------------------------------
Total earnings, as defined                         $370,207   $226,295   $326,519   $330,732   $311,667   $305,865
                                                   ===============================================================

Ratio of earnings to fixed charges, as defined         1.87       1.23       2.07       2.21       2.31       2.45
                                                   ===============================================================





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